Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-106976


PROSPECTUS SUPPLEMENT NO. 4
(To Prospectus dated October 28, 2003, Prospectus Supplement No. 1 dated November 5, 2003, Prospectus Supplement No. 2 dated November 13, 2003, and Prospectus Supplement No. 3 dated November 21, 2003)

This prospectus supplement supplements the prospectus dated October 28, 2003, as supplemented by prospectus supplement No. 1 dated November 5, 2003, Prospectus Supplement No. 2 dated November 13, 2003 and Prospectus Supplement No. 3 dated November 21, 2003, of Maverick Tube Corporation relating to the resale from time to time by selling securityholders of our 4.00% Convertible Senior Subordinated Notes Due 2033 held by certain securityholders and the shares of our common stock issuable upon conversion of the Notes. This prospectus supplement should be read in conjunction with the prospectus, as supplemented, and this prospectus supplement is qualified by reference to the prospectus, as supplemented, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus, as supplemented.

See "Risk factors" beginning on page 10 of the prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes and the common stock issuable upon conversion of the notes.

                          ---------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

                          ---------------------------

The section of the prospectus entitled "Selling Securityholders" on pages 59-63 of the prospectus is amended and restated in its entirety to read as follows:

                             SELLING SECURITYHOLDERS

The notes were originally issued by us and sold to the initial purchasers of the notes in transactions exempt from the registration requirements of the Securities Act of 1933. The initial purchasers resold the notes to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act of 1933. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and shares of our common stock issued upon conversion of those notes. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the permitted pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

The table below sets forth the name of each selling securityholder, the principal amount at maturity of notes, as of December 4, 2003, that each selling securityholder may offer pursuant to this prospectus and the number of shares of our common stock into which those notes are convertible. Unless otherwise set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates, or beneficially owns in excess of 1% of our outstanding common stock.

Based on the information provided to us by the selling securityholders, assuming that the selling securityholders sell all of the notes or shares of common stock beneficially owned by them that have been registered by us, unless otherwise indicated, the selling securityholders will not own any notes or shares of common stock, other than the shares of common stock appearing under the column entitled "Number of Shares of Common Stock Owned Before Offering." We cannot advise you as to whether the selling securityholders will in fact sell any or all of such notes or shares of common stock. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the notes or shares of common stock in transactions exempt from the registration requirements of the Securities Act of 1933, after the date on which they provided the information set forth on the table below.


                                 Aggregate
                                 Principal                      Number
                                 Amount at                    of Shares
                                Maturity of    Percentage      of Common     Number of      Number of
                                Notes Owned    of Notes       Stock Held     Shares of      Shares of
                                   Before     Outstanding      Before       Common Stock  Common Stock
                               Offering and     Before        Offering      Offered for    Held After
           Name (1)            May Be Sold     Offering          (2)         Sale (2)      Offering (3)
           ----                 -----------    --------     ------------    ----------     ------------

1976 Distribution Trust FBO
A.R. Lauder/Zinterhofer               $ 8,000       *                274           274          0

2000 revocable Trust FBO A.R.
Lauder/Zinterhofer                      7,000       *                239           239          0

AIG DKR Soundshore Strategic
Holding Fund Ltd.                   2,500,000     2.08%           85,645        85,645          0

Advent Convertible Master
(Cayman) L.P.                       4,446,000     3.71           152,312       152,312          0

Aftra Health Fund                     250,000       *              8,564         8,564          0

Akela Capital Master Fund,
Ltd.                                7,000,000     5.83           239,808       239,808          0

Alcon Laboratories                    418,000       *             14,319        14,319          0

Allentown City Firefighters
Pension Plan                           12,000       *                 411           411         0

Allentown City Officers &
Employees Pension Fund                 13,000       *                445           445          0

Allentown City Police Pension
Plan                                   20,000       *                685           685          0

Allstate Insurance Company
(4)(5)                              1,500,000     1.25            51,387        51,387          0

Alpha US Sub Fund 4 LLC               198,000       *              6,783         6,783          0

American Investors Life
Insurance Co.                         500,000       *             17,129        17,129          0

Arapahoe County Colorado               52,000       *              1,781         1,781          0

Argent Classic Convertible
Arbitrage Fund (Bermuda) Ltd.       1,000,000       *             34,258        34,258          0

Argent Classic Convertible
Arbitrage Fund L.P.                   400,000       *             13,703        13,703          0

Argent LowLev Convertible
Arbitrage Fund, LLC                 2,500,000     2.08            85,645        85,645          0

Arlington County Employees
Retirement System                     722,000       *             24,734        24,734          0

Asante Health Systems                 107,000       *              3,665         3,665          0

Barclays Global Investors
Diversified Alpha Plus Funds
c/o Forest Investment Mngt. LLC        50,000       *              1,712         1,712          0

British Virgin Islands Social
Security Board                         94,000       *              3,220         3,220          0

CQS Convertible & Quantitative
Strategies Master Fund Limited        500,000       *             17,129        17,129          0

Calamos Market Neutral
Fund--Calamos Investment Trust      1,000,000       *             34,258        34,258          0

Chrysler Corporation Master
Retirement Trust (6)                2,875,000     2.40            98,492        98,492          0

City and County of San
Francisco Retirement System         1,599,000     1.33            54,779        54,779          0

City of New Orleans                   219,000       *              7,502         7,502          0

City University of New York           163,000       *              5,584         5,584          0

Context Convertible Arbitrage
Fund, LP                              600,000       *             20,554        20,554          0

Context Convertible Arbitrage
Offshore, LTD                       1,400,000     1.17            47,961        47,961          0

Convertible Securities Fund            14,000       *                479           479          0

Delaware Public Employee
Retirement System                   1,678,000     1.40            57,485        57,485          0

Delta Air Lines Master Trust -
CV (6)                              1,260,000     1.05            43,165        43,165          0

Delta Pilots Disability &
Survivorship Trust - CV (6)           570,000       *             19,527        19,527          0

Dodeca Fund, L.P.                   1,175,000       *             40,253        40,253          0

The Drake Offshore Master
Fund, Ltd.                          5,000,000     4.17           171,291       171,291          0

Forest Fulcrum Fund LP                323,000       *             11,065        11,065          0

Forest Global Convertible
Fund, Ltd., Class A-5                 902,000       *             30,900        30,900          0

Forest Multi-Strategy master
Fund SPC, on behalf of its
Multi-Strategy Segregated
Portfolio                             250,000       *              8,564         8,564          0

The Grable Foundation                  91,000       *              3,117         3,117          0

Grace Convertible Arbitrage
Fund, Ltd.                          4,250,000     3.54           145,597       145,597          0

Grady Hospital Foundation             144,000       *              4,933         4,933          0

Hfr Arbitrage Fund                    215,000       *              7,365         7,365          0

HFR CA Select Fund                    750,000       *             25,693        25,693          0

Independence Blue Cross               414,000       *             14,182        14,182          0

Inflective Convertible
Opportunity Fund I, L.P.               25,000       *                856           856          0

JP Morgan Securities Inc.             375,000       *             12,846        12,846          0

LLT Limited                           100,000       *              3,425         3,425          0

Laurel Ridge Capital, LP              500,000       *             17,129        17,129          0

Lyxor                                 483,000       *             16,546        16,546          0

Lyxor/Forest Fund Ltd. c/o
Forest Investment Mngt. LLC           550,000       *             18,842        18,842          0

Lyxor Master Fund                   1,000,000       *             34,258        34,258          0

McMahan Securities Co. L.P.           400,000       *             13,703        13,703          0

Merril Lynch Insurance Group          334,000       *             11,442        11,442          0

Microsoft Corporation (6)           2,150,000     1.79            73,655        73,655          0

Motion Picture Industry Health
Plan--Active Member Fund (6)          295,000       *             10,106        10,106          0

Motion Picture Industry Health
Plan--Retiree Member Fund (6)         185,000       *              6,337         6,337          0

Municipal Employees                   258,000       *              8,838         8,838          0

Nations Convertible Securities
Fund                                6,686,000     5.57           229,050       229,050          0

New Orleans Firefighters
Pension/Relief Fund                   147,000       *              5,035         5,035          0

Newport Alternative Income Fund       205,000       *              7,022         7,022          0

Northwestern Mutual Life
Insurance Company--General
Account (9)                         6,000,000     5.00           205,549       205,549          0

Northwestern Mutual Life
Insurance Company--Group
Annuity Separate Account (9)          250,000       *              8,564         8,564          0

Occidental Petroleum
Corporation                           291,000       *              9,969         9,969          0

OCM Convertible Trust (6)           3,185,000     2.65           109,112       109,112          0

Partner Reinsurance Company
Ltd. (6)                              945,000       *             32,374        32,374          0

Plexus Fund Ltd.                    5,000,000     4.17           171,291       171,291          0

Policeman and Fireman
Retirement System of the City
of Detroit                            526,000       *             18,019        18,019          0

Pro-mutual                            808,000       *             27,680        27,680          0

Qwest Occupational Health
Trust (6)                             355,000       *             12,161        12,161          0

RCG Latitude Master Fund, LTD       1,050,000       *             35,971        35,971          0

RCG Multi Strategy Master
Fund, LTD                             400,000       *             13,703        13,703          0

Ramius Master Fund, LTD             1,050,000       *             35,971        35,971          0

Relay 11 Holdings Co. c/o
Forest Investment Mngt. LLC            75,000       *              2,569         2,569          0

San Diego County Employee
Retirement Association              1,250,000     1.04            42,822        42,822          0

Silverback Master, LTD              4,100,000     3.42           140,459       140,459          0

Silvercreek II Limited                640,000       *             21,925        21,925          0

Silvercreek Limited
Partnership                         1,405,000     1.17            48,132        48,132          0

Sphinx Convertible Arbitrage
SPC c/o Forest Investment
Mngt. LLC                              50,000       *              1,712         1,712          0

State Employees' Retirement
Fund of the State of Delaware
(6)                                 1,255,000     1.05            42,994        42,994          0

State of Maryland Retirement
Agency                              3,467,000     2.89           118,773       118,773          0

TD Securities (USA) Inc.            2,000,000     1.67            68,516        68,516          0

Tag Associates                         43,000       *              1,473         1,473          0

Topanga XI                            682,000       *             23,364        23,364          0

Trustmark Insurance                   365,000       *             12,504        12,504          0

Univest Convertible Arbitrage
Fund Ltd. c/o Forest
Investment Mngt. LLC                   75,000       *              2,569         2,569          0

Value Line Convertible Fund
Inc.                                  250,000       *              8,564         8,564          0

Wachovia Bank National
Association                         1,500,000     1.25            51,387        51,387          0

Wolverine Asset Management LLC      1,418,000     1.18            48,578        48,578          0

Xavex Convertible Arbitrage 2
Fund                                1,000,000       *             34,258        34,258          0

Xavex Convertible Arbitrage 4
Fund c/o Forest Investment
Mngt., LLC                             50,000       *              1,712         1,712          0

Xavex Convertible Arbitrage #5        500,000       *             17,129        17,129          0

Xavex Convertible Arbitrage 10
Fund                                  100,000       *              3,425         3,425          0

Zazove Convertible Arbitrage
Fund L.P.                           4,000,000     3.33           137,033       137,033          0

Zazove Hedged Convertible Fund
L.P.                                3,350,000     2.79           114,765       114,765          0

Zazove Income Fund L.P.             2,250,000     1.88            77,081        77,081          0

Zurich Institutional
Benchmarks Master Fund Ltd.         1,500,000     1.25            51,387        51,387          0

Zurich Institutional
Benchmarks Master Fund Ltd.
c/o Forest Investment Mngt. LLC        75,000       *              2,569         2,569          0
                                  -----------   ------         ---------     ---------        ----

               Subtotal          $110,887,000    92.41%        3,415,919     3,415,919          0


Any other notes or future
transferees from any holder
(7)(8)                             $9,113,000     7.59%          695,074       695,074          0
               Total             $120,000,000   100.00%        4,110,993     4,110,993          0
                                 ============   =======        =========     =========         ===


---------------

*  Less than one percent (1%)


(1) Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus, if and when necessary.

(2) Assumes conversion of all of the holders' notes at the initial conversion rate of 34.2583 shares of our common stock per $1,000 principal amount of notes. This conversion rate is subject to adjustment in certain events. Accordingly, the number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. The number of shares of common stock listed for each holder does not include fractional shares. Holders will receive a cash payment for any fractional share resulting from conversion of the notes.

(3) Assumes all of the notes and shares of common stock issuable upon their conversion are sold in the offering.

(4) Allstate Insurance Company ("AIC") also beneficially owns 11,200 shares of common stock of the Company. Agents Pension Plan is a qualified ERISA plan that is maintained for the benefit of certain agents of AIC. Agents Pension Plan beneficially owns 1,400 shares of Common Stock of the Company. Allstate Retirement Plan is a qualified ERISA plan that is maintained for the benefit of certain employees of AIC. Allstate Retirement Plan beneficially owns 4,100 shares of common stock of the Company.

(5) AIC, directly and through its subsidiaries or affiliates, may acquire and hold investments that exceed 10% of a class of equity securities of an issuer. The Public Equity Group of Allstate Investments, LLC, which has responsibility for such investments and securities, is not aware of any positions, offices or other material relationships involving AIC or its subsidiaries which should be disclosed, however, no independent investigation has been made.

(6) Oaktree Capital Management LLC is the investment manager of the selling securityholder and has not made any inquiry of such selling securityholder's beneficial ownership of other securities of the Company or any material relationship with the Company during the past three years.

(7) Information concerning other selling securityholders of the notes will be set forth in prospectus supplements from time to time, if and when necessary.

(8) Assumes that any other holders of notes or any future transferee from any holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of 34.2583 shares per $1,000 principal amount of notes.

(9) Northwestern Mutual Life Insurance Company ("Northwestern Mutual") is currently the beneficial owner of 16,800 shares of common stock of the Company held in its General Account. Northwestern Investment Management Company, LLC ("NIMC"), a wholly-owned subsidiary of Northwestern Mutual, is an investment advisor to Northwestern Mutual for its General Account with respect to such shares and for its General Account and Group Annuity Separate Account with respect to the notes and the shares of common stock into which those notes are convertible. NIMC may therefore be deemed to be an indirect beneficial owner for such securities. In the ordinary course of business, broker-dealer affiliates and other affiliates, including investment advisor affiliates, may, from time to time, effect transactions in the securities of the Company or the Company's affiliates. In addition, certain other affiliates of Northwestern Mutual may, in the ordinary course of business, take part in transactions involving the real property of the Company or the Company's affiliates.

                          ---------------------------

          The date of this prospectus supplement is December 4, 2003.